Exhibit 99.1

Filed by PacWest Bancorp pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 under the Securities
Exchange Act of 1934
Subject Company: Square 1 Financial, Inc.
Commission File No.: 001-36372

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner	Victor R. Santoro
	President and CEO	Executive Vice President and CFO
	10250 Constellation Boulevard, Suite 1640	10250 Constellation Boulevard, Suite 1640
	Los Angeles, CA 90067	Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021

FOR IMMEDIATE RELEASE	July 15, 2015

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE SECOND QUARTER OF 2015

Highlights

•                  Net Earnings of $85.1 Million, or $0.83 Per Diluted Share; Adjusted Net Earnings of $72.5 Million, or $0.70 Per Diluted Share

•                  Core Net Interest Margin at 5.27%; Core Tax Equivalent Net Interest Margin at 5.33%

•                  New Loan and Lease Originations of $658.7 Million

•                  Core Deposits Increased $387.2 Million in the Quarter and are 52% of Total Deposits

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced net earnings for the second quarter of 2015 of $85.1 million, or $0.83 per diluted share, compared to net earnings for the first quarter of 2015 of $73.1 million, or $0.71 per diluted share.  When certain income and expense items described below are excluded, adjusted net earnings were $72.5 million, or $0.70 per diluted share, for the second quarter of 2015 compared to $65.0 million, or $0.63 per diluted share, for the first quarter of 2015.  The increase in adjusted net earnings is largely the result of higher adjusted noninterest income and a lower provision for credit losses as compared to the first quarter.

Matt Wagner, President and CEO, commented, “The results of our second quarter on both a reported and adjusted basis continue to demonstrate our sustained earning power and strong capital position.  Although the negative net loan and lease growth for the quarter was a disappointment, our first quarter originations were well above our expectations and the current loan and lease pipeline is robust.  We continue to expect high single digit growth for the full year.”

Mr. Wagner continued, “Our Non-PCI credit metrics are good.  The allowance coverage ratio increased to 0.78%, nonaccruals decreased a bit and classified loans and leases increased.  The classified balances move from quarter to quarter due mainly to the relative size of credits within the portfolio.  Nevertheless, we believe our credit loss exposure on classified credits is minimal.  Our exposure to credits related to support services to the oil and gas industries improved moderately, showing declines in both outstandings and nonaccrual balances.”

Mr. Wagner commented on the status of the Square 1 merger stating “We continue to look forward to closing the Square 1 merger in the fourth quarter of 2015, as we expect regulatory and stockholder approvals to come in the normal course.  The integration team, composed of senior employees of both PacWest and Square 1, has been working for months on the integration plan, and we expect once final regulatory approval is received, the integration will be completed quickly.”

Vic Santoro, Executive Vice President and CFO stated, “Second quarter deposit growth was very good, with total deposits increasing $648 million and core deposits increasing $387 million.  We were particularly pleased with the deposits generated in the CapitalSource Division, which increased to $456 million at the end of June from $303 million at the end of March.  Although we continue to make progress towards our goal of remixing the Bank’s deposit base, the Square 1 merger is expected to accelerate that process.”

Mr. Santoro continued, “Our core net interest margin remains very strong at 5.27%, with the corresponding tax equivalent NIM at 5.33%.  We continue to closely control operating expenses as shown by the adjusted efficiency ratio of 40.6% in the second quarter.  Our focus for the remainder of 2015 will be loan and lease growth, core deposit growth, expense control and the successful integration of Square 1.”

FINANCIAL HIGHLIGHTS

	At or For the Three Months Ended			At or For the Six Months Ended
	June 30,	March 31,		June 30,
	2015	2015	Change	2015	2014	Change
	(Dollars in thousands, except per share data)
Financial Highlights:
Total Assets	$16,697,020	$16,643,940	$53,080	$16,697,020	$15,684,671	$1,012,349
Loans and Leases, Net of Deferred Fees	$12,034,189	$12,272,166	$(237,977)	$12,034,189	$11,190,105	$844,084
Total Deposits	$12,581,816	$11,934,175	$647,641	$12,581,816	$11,667,797	$914,019

Net Earnings	$85,083	$73,079	$12,004	$158,162	$35,635	$122,527
Diluted Earnings Per Share	$0.83	$0.71	$0.12	$1.54	$0.49	$1.05
Return on Average Assets (1)	2.07%	1.82%	0.25	1.95%	0.67%	1.28

Adjusted Net Earnings (2)	$72,503	$65,041	$7,462	$137,545	$84,813	$52,732
Adjusted Diluted Earnings Per Share (2)	$0.70	$0.63	$0.07	$1.33	$1.16	$0.17
Adjusted Return on Average Assets (1) (2)	1.77%	1.62%	0.15	1.69%	1.58%	0.11
Return on Average Tangible Equity (1) (2)	18.90%	16.50%	2.40	17.71%	6.55%	11.16
Adjusted Return on Average Tangible Equity (1) (2)	16.11%	14.69%	1.42	15.40%	15.59%	(0.19)

Noninterest-Bearing Deposits as Percentage of Total Deposits	26%	26%	—	26%	23%	3
Core Deposits as Percentage of Total Deposits	52%	52%	—	52%	49%	3
Tangible Common Equity Ratio (2)	12.10%	12.01%	0.09	12.10%	12.14%	(0.04)
Tangible Book Value Per Share (2)	$17.55	$17.36	$0.19	$17.55	$16.42	$1.13
Net Interest Margin	5.83%	5.89%	(0.06)	5.86%	6.14%	(0.28)
Core Net Interest Margin (2)	5.27%	5.38%	(0.11)	5.32%	5.63%	(0.31)
Efficiency Ratio	38.4%	38.4%	—	38.4%	75.2%	(36.8)
Adjusted Efficiency Ratio (2)	40.6%	40.4%	0.2	40.5%	46.9%	(6.4)

(1) Annualized.

(2) Non-GAAP measure.

ADJUSTED NET EARNINGS

In evaluating its earnings, the Company removes certain items to arrive at adjusted net earnings and adjusted diluted earnings per share, as detailed below:

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,
		2015	2015	2014	2015	2014
		(Dollars in thousands)
Net earnings		$85,083	$73,079	$10,555	$158,162	$35,635
Less:	Tax benefit on discontinued operations	—	—	(476)	—	(1,064)
Add:	Tax expense on continuing operations	45,287	46,073	15,552	91,360	30,833
Pre-tax earnings		130,370	119,152	25,631	249,522	65,404
Add:	Acquisition, integration, and reorganization costs	900	2,000	86,242	2,900	88,442
Less:	FDIC loss sharing expense, net	(5,107)	(4,399)	(8,525)	(9,506)	(19,955)
	Gain (loss) on sale of loans and leases	163	—	(485)	163	(379)
	(Loss) gain on securities	(186)	3,275	89	3,089	4,841
	Covered OREO (expense) income, net	12	19	185	31	1,800
	Gain on sale of owned office building	—	—	—	—	1,570
Adjusted pre-tax earnings before accelerated discount accretion		136,388	122,257	120,609	258,645	165,969
Less:	Accelerated discount accretion from early payoffs of acquired loans	19,447	17,352	15,290	36,799	22,945
Adjusted pre-tax earnings		116,941	104,905	105,319	221,846	143,024
	Tax expense (1)	(44,438)	(39,864)	(42,865)	(84,301)	(58,211)
Adjusted net earnings		$72,503	$65,041	$62,454	$137,545	$84,813

Annualized adjusted return on average assets		1.77%	1.62%	1.67%	1.69%	1.58%

Adjusted diluted earnings per share		$0.70	$0.63	$0.63	$1.33	$1.16

(1) Full-year expected effective rate of 38.0% used for 2015 periods and actual effective rate of 40.7% used for 2014 periods.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income increased $3.5 million to $202.6 million for the second quarter of 2015 compared to $199.1 million for the first quarter of 2015 due to increased FHLB dividends, higher average loan and lease balances, higher accelerated discount accretion from early payoffs of acquired loans, and one more day in the second quarter.  Net interest margin (“NIM”) for the second quarter of 2015 was 5.83% compared to 5.89% for the first quarter of 2015, and the loan and lease yield was 6.75% compared to 6.80% for the first quarter of 2015.   The decreases in the NIM and loan yield were both due to higher nonaccrual loan and lease average balances in the second quarter and the payoffs of higher-yielding loans and leases. Accelerated discount accretion from early payoffs of acquired loans was $19.4 million in the second quarter of 2015 (64 basis points on the loan and lease yield) compared to $17.4 million in the first quarter of 2015 (58 basis points on the loan and lease yield).

The cost of total deposits increased to 0.37% from 0.36% in the prior quarter due primarily to a $0.5 million decrease in the amount of premium accretion on the time deposits acquired in the CapitalSource merger. The repricing of maturing time deposits at current rates and new time deposit production resulted in the decline in the weighted average contractual interest rate on time deposits to 0.71% at June 30, 2015 from 0.72% at March 31, 2015.

Net interest margin information is presented in the following table for the periods indicated:

	Three Months Ended
	June 30,	March 31,
Net Interest Margin	2015	2015
	(Dollars in thousands)
Average Assets:
Loans and leases	$12,108,016	$12,055,682
Investment securities	1,672,590	1,613,422
Deposits in financial institutions	161,683	32,761
Interest-earning assets	13,942,289	13,701,865
Other assets	2,521,022	2,594,775
Total assets	$16,463,311	$16,296,640

Average Liabilities and Stockholders’ Equity:
Interest-bearing deposits	$9,107,937	$8,801,306
Borrowings	81,164	424,061
Subordinated debentures	432,656	432,603
Interest-bearing liabilities	9,621,757	9,657,970
Noninterest-bearing demand deposits	3,157,129	2,949,719
Other liabilities	135,677	155,608
Total liabilities	12,914,563	12,763,297
Stockholders’ equity	3,548,748	3,533,343
Liabilities and stockholders’ equity	$16,463,311	$16,296,640

Time deposits	$5,559,903	$5,481,886
Total deposits	$12,265,066	$11,751,025
Funding sources	$12,778,886	$12,607,689

Yields on Average Assets:
Loans and leases	6.75%	6.80%
Investment securities (1)	3.49%	3.07%
Interest-earning assets	6.28%	6.34%

Costs of Average Liabilities:
Total deposits	0.37%	0.36%
Time deposits	0.68%	0.65%
Interest-bearing deposits	0.49%	0.48%
Borrowings	0.43%	0.22%
Subordinated debentures	4.25%	4.24%
Interest-bearing liabilities	0.66%	0.64%
Funding sources	0.50%	0.49%

Net interest rate spread	5.62%	5.70%
Net interest margin	5.83%	5.89%
Tax equivalent net interest margin	5.89%	5.95%

(1) Tax equivalent yields were 4.01% and 3.52%, respectively.

The NIM and loan and lease yield are impacted by volatility in accelerated accretion of acquisition discounts from early payoffs of acquired loans. The effects of this item are shown in the following table for the periods indicated:

		Three Months Ended		Three Months Ended
		June 30, 2015		March 31, 2015
			Loan and		Loan and
		NIM	Lease Yield	NIM	Lease Yield
Reported		5.83%	6.75%	5.89%	6.80%
Less:	Accelerated accretion of acquisition discounts from early payoffs of acquired loans	(0.56)%	(0.64)%	(0.51)%	(0.58)%
Core (non-GAAP measure)		5.27%	6.11%	5.38%	6.22%

The impact on the NIM from all purchase accounting items is detailed in the table below for the periods indicated:

		Three Months Ended		Three Months Ended
		June 30, 2015		March 31, 2015
			Impact on		Impact on
		Amount	NIM	Amount	NIM
		(Dollars in thousands)

Net interest income/NIM as reported		$202,552	5.83%	$199,075	5.89%
Less:	Accelerated accretion of acquisition discounts from early payoffs of acquired loans	(19,447)	(0.56)%	(17,352)	(0.51)%
	Remaining accretion of Non-PCI loan acquisition discounts	(9,195)	(0.26)%	(11,245)	(0.33)%
	Amortization of TruPS discount	1,400	0.04%	1,401	0.04%
	Accretion of time deposits premium	(799)	(0.02)%	(1,285)	(0.04)%
		(28,041)	(0.80)%	(28,481)	(0.84)%
Net interest income/NIM excluding purchase accounting		$174,511	5.03%	$170,594	5.05%

Noninterest Income

Noninterest income decreased by $1.3 million to $19.6 million for the second quarter of 2015 compared to $20.9 million for the first quarter of 2015 due mostly to lower foreign currency translation net gains (losses) and lower gains (losses) on sale of securities offset by higher dividends and realized gains on equity investments and higher other commissions and fees. Foreign currency translation net gains (losses) decreased $4.0 million from the prior quarter and are based upon movement of the U.S. Dollar against various foreign currencies, principally the Euro.  We hedged our Euro-denominated trust preferred issuance in June to reduce the related foreign currency translation volatility. The gain on sale of securities was $3.3 million for the first quarter of 2015 compared to a net loss of $0.2 million for the second quarter; all sales related to on-going portfolio risk management activities. Dividends and realized gains on equity investments tend to fluctuate from period to period based upon actual dividends received and sales activity.  The second quarter included the sale of three equity investments at a net gain of $6.0 million; there were no similar sales in the first quarter.  The $1.7 million increase in other commissions and fees was due to higher loan prepayment fees and is driven by the level of loan payoff activity.

The following table presents details of noninterest income for the periods indicated:

	Three Months Ended
	June 30,	March 31,	Increase
Noninterest Income	2015	2015	(Decrease)
	(In thousands)

Service charges on deposit accounts	$2,612	$2,574	$38
Other commissions and fees	7,123	5,396	1,727
Leased equipment income	5,375	5,382	(7)
Gain on sale of loans and leases	163	—	163
(Loss) gain on securities	(186)	3,275	(3,461)
FDIC loss sharing expense, net	(5,107)	(4,399)	(708)
Other income:
Dividends and realized gains on equity investments	8,169	3,477	4,692
Foreign currency translation net (losses) gains	(1,377)	2,597	(3,974)
Income recognized on early repayment of leases	1,648	736	912
Other	1,203	1,833	(630)
Total noninterest income	$19,623	$20,871	$(1,248)

The following table presents the details of FDIC loss sharing expense for the periods indicated:

	Three Months Ended
	June 30,	March 31,	Increase
FDIC Loss Sharing Expense, Net	2015	2015	(Decrease)
	(In thousands)
Loss on FDIC loss sharing asset	$(725)	$(278)	$(447)
FDIC loss sharing asset amortization, net	(4,286)	(4,015)	(271)
Net reimbursement from (to) FDIC for covered OREOs	7	(3)	10
Other	(103)	(103)	—
FDIC loss sharing expense, net	$(5,107)	$(4,399)	$(708)

Noninterest Expense

Noninterest expense increased by $0.9 million to $85.3 million for the second quarter of 2015 compared to $84.4 million for the first quarter of 2015.  The increase was due mostly to higher insurance and assessments expense of $1.7 million, higher compensation expense of $1.3 million and higher loan-related expense of $1.1 million, offset by lower foreclosed assets expense of $2.7 million and lower acquisition, integration and reorganization costs of $1.1 million. Insurance and assessments expense increased due to the FDIC insurance assessment being calculated under the “large-bank” method starting in the second quarter. Compensation expense increased due to higher stock-based compensation expense, staff pay raises that took effect towards the end of the first quarter and higher incentive accruals.  Loan-related expense increased due to lower recoveries of legal costs specifically and lower loan-related expenses generally. The first quarter included a $1.7 million recovery of legal costs compared to a $0.6 million recovery in the second quarter related to the same matter. Foreclosed assets expense decreased due to higher gain on sale of foreclosed assets in the second quarter. Acquisition, integration and reorganization costs will fluctuate from period to period based on the timing and amount of acquisition and integration activities related to the pending acquisition of Square 1 Financial, Inc.

The following table presents details of noninterest expense for the periods indicated:

	Three Months Ended
	June 30,	March 31,	Increase
Noninterest Expense	2015	2015	(Decrease)
	(In thousands)

Compensation	$49,033	$47,737	$1,296
Occupancy	10,588	10,600	(12)
Data processing	4,402	4,308	94
Other professional services	3,332	3,221	111
Insurance and assessments	4,716	3,025	1,691
Intangible asset amortization	1,502	1,501	1
Leased equipment depreciation	3,103	3,103	—
Foreclosed assets expense (income), net	(2,340)	336	(2,676)
Acquisition, integration and reorganization costs	900	2,000	(1,100)
Other expense:
Loan expense	1,486	339	1,147
Other	8,554	8,190	364
Total noninterest expense	$85,276	$84,360	$916

Income Taxes

Our overall effective income tax rate was 34.7% for the second quarter of 2015 and 38.7% for the first quarter of 2015.  The decline in the effective rate is related to utilization of a portion of the capital loss carryforward and adjustments to certain deferred tax assets.  We expect that the effective tax rate for calendar year 2015 will be approximately 38.0%.

BALANCE SHEET HIGHLIGHTS

Loans and Leases

Total loans and leases decreased $238.0 million in the second quarter to $12.0 billion at June 30, 2015.   Second quarter originations of $658.7 million were offset by payoffs and principal repayments of $889.7 million resulting in the net decrease.

The following table presents a roll forward of the loan and lease portfolio for the periods indicated:

	Three Months Ended
	June 30,	March 31,
Loan and Lease Roll Forward (1)	2015	2015
	(In thousands)

Beginning balance	$12,272,166	$11,882,432
Originations	658,669	1,037,906
Existing loans and leases:
Principal repayments, net (2)	(889,708)	(637,288)
Loan and lease sales	(3,621)	—
Transfers to foreclosed assets	(2,694)	(394)
Charge-offs	(623)	(10,490)
Ending balance	$12,034,189	$12,272,166

(1) Includes direct financing leases but excludes equipment leased to others under operating leases.

(2) Includes principal repayments on existing loans, changes in revolving lines of credit (repayments and draws), loan participation sales and other changes within the loan portfolio.

The following table presents a roll forward of the loan and lease portfolio by business segment for the period indicated:

	Three Months Ended June 30, 2015
	Community	National
Loan and Lease Roll Forward by Segment	Banking	Lending	Total
	(In thousands)

Beginning balance	$3,349,928	$8,922,238	$12,272,166
Originations	79,760	578,909	658,669
Existing loans and leases:
Transfers between segments	(90,021)	90,021	—
Principal repayments, net	(234,714)	(654,994)	(889,708)
Loan and lease sales	—	(3,621)	(3,621)
Transfers to foreclosed assets	(2,694)	—	(2,694)
Charge-offs	(425)	(198)	(623)
Ending balance	$3,101,834	$8,932,355	$12,034,189

Weighted average yields on originations for the quarters ended:
June 30, 2015	5.17%	6.00%	5.89%
March 31, 2015	5.28%	5.84%	5.76%
December 31, 2014	5.09%	5.76%	5.67%
September 30, 2014	4.73%	5.56%	5.34%

The following table presents the composition of our loan and lease portfolio as of the dates indicated:

	June 30,	March 31,
Loan and Lease Portfolio	2015	2015
	(In thousands)
Real estate mortgage:
Hospitality	$607,468	$622,310
SBA	401,832	392,704
Commercial real estate	2,465,129	2,742,593
Healthcare real estate	1,127,111	1,097,910
Multi-family	832,418	749,661
Other	193,821	209,703
Total real estate mortgage	5,627,779	5,814,881
Real estate construction and land:
Residential	119,825	122,338
Commercial	225,133	208,259
Total real estate construction and land	344,958	330,597
Commercial:
Collateralized	371,954	394,576
Unsecured	120,415	143,585
Asset-based	1,840,514	1,719,835
Cash flow	2,691,743	2,818,293
Equipment finance	904,488	914,015
SBA	45,769	42,426
Total commercial	5,974,883	6,032,730
Consumer	86,569	93,958
Total loans and leases, net of deferred fees	$12,034,189	$12,272,166

Credit Exposure Affected by Low Oil Prices

During the latter half of 2014, oil prices declined significantly.  During 2015, per-barrel prices have remained low.  As oil prices began to decline, we increased our credit monitoring of loans and leases where borrowers and lessees are affected by low oil prices.

At June 30, 2015, we had 29 outstanding loan and lease relationships totaling $177.2 million to borrowers involved in the oil and gas industry, down from $181.4 million at March 31, 2015.  The obligors under these loans and leases provide industrial support services to the oil and gas industries. The collateral for these loans and leases primarily includes equipment, such as drilling equipment and transportation vehicles, used directly and indirectly in these activities.  At June 30, 2015, four relationships totaling $64.2 million were on nonaccrual status and were classified, down from $65.1 million at March 31, 2015.

Deposits

The following table presents the composition of our deposit portfolio as of the dates indicated:

	June 30, 2015		March 31, 2015
		% of		% of
Deposit Category	Amount	Total	Amount	Total
	(Dollars in thousands)

Noninterest-bearing demand deposits	$3,396,688	26%	$3,029,463	26%
Interest checking deposits	722,231	6%	739,073	6%
Money market deposits	1,722,633	14%	1,682,123	14%
Savings deposits	743,054	6%	746,741	6%
Total core deposits	6,584,606	52%	6,197,400	52%
Brokered non-maturity deposits	651,925	5%	155,976	1%
Total non-maturity deposits	7,236,531	57%	6,353,376	53%
Time deposits under $100,000	2,328,109	19%	2,562,078	22%
Time deposits of $100,000 and over	3,017,176	24%	3,018,721	25%
Total time deposits	5,345,285	43%	5,580,799	47%
Total deposits	$12,581,816	100%	$11,934,175	100%

At June 30, 2015, core deposits totaled $6.6 billion, or 52% of total deposits, including $3.4 billion of noninterest-bearing demand deposits, or 26% of total deposits.  Deposits obtained from CapitalSource Division borrowers totaled $455.5 million at June 30, 2015, of which $441.8 million were core deposits.

The following table summarizes the maturities of our time deposits as of the date indicated:

	June 30, 2015
	Time Deposits	Time Deposits	Total		Estimated
	Under	$100,000	Time	Contractual	Effective
Time Deposit Maturities	$100,000	or More	Deposits	Rate	Rate
	(Dollars in thousands)

Due in three months or less	$850,820	$1,287,366	$2,138,186	0.65%	0.63%
Due in over three months through six months	467,525	365,480	833,005	0.57%	0.53%
Due in over six months through twelve months	838,723	1,147,809	1,986,532	0.81%	0.78%
Due in over 12 months through 24 months	128,086	181,988	310,074	0.81%	0.70%
Due in over 24 months	42,955	34,533	77,488	1.04%	0.78%
Total	$2,328,109	$3,017,176	$5,345,285	0.71%	0.69%

At March 31, 2015	$2,562,078	$3,018,721	$5,580,799	0.72%	0.68%

The remaining purchase accounting premium on acquired CapitalSource time deposits was $1.7 million at June 30, 2015, of which $0.9 million will be recognized as a reduction of interest expense in the remainder of 2015.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

We made a provision for credit losses of $6.5 million in the second quarter of 2015 and $16.4 million in the first quarter of 2015 in accordance with our allowance methodology, which takes into consideration new loan and lease fundings, commitments to make loans and leases and underlying credit quality trends.  The second quarter provision was comprised of a $5.0 million provision for Non-PCI loans and leases and a provision of $1.5 million for PCI loans.  The $6.5 million provision, combined with net recoveries of $1.5 million, increased the allowance for credit losses by $8.0 million in the second quarter.  The allowance for Non-PCI credit losses to Non-PCI loans and leases coverage ratio increased to 0.78% at June 30th from 0.72% at March 31st. The provision for PCI loans results from decreases in expected cash flows on such loans.

The following tables show roll forwards of the allowance for credit losses for the periods indicated:

	Three Months Ended June 30, 2015
	Non-PCI
Allowance for Credit	Loans and	Unfunded	Total	PCI
Losses Rollforward	Leases	Commitments	Non-PCI	Loans	Total
	(In thousands)

Beginning balance	$79,680	$6,874	$86,554	$12,698	$99,252
Charge-offs	(623)	—	(623)	—	(623)
Recoveries	1,990	—	1,990	101	2,091
Net recoveries	1,367	—	1,367	101	1,468
Provision	4,000	1,000	5,000	1,529	6,529
Ending balance	$85,047	$7,874	$92,921	$14,328	$107,249

	Three Months Ended March 31, 2015
	Non-PCI
Allowance for Credit	Loans and	Unfunded	Total	PCI
Losses Rollforward	Leases	Commitments	Non-PCI	Loans	Total
	(In thousands)

Beginning balance	$70,456	$6,311	$76,767	$13,999	$90,766
Charge-offs	(9,911)	—	(9,911)	(579)	(10,490)
Recoveries	2,531	—	2,531	11	2,542
Net charge-offs	(7,380)	—	(7,380)	(568)	(7,948)
Provision (negative provision)	16,604	563	17,167	(733)	16,434
Ending balance	$79,680	$6,874	$86,554	$12,698	$99,252

Non-PCI loans and leases at June 30, 2015, include $6.3 billion of originated loans and leases that were not obtained through acquisitions. The allowance for loan and lease losses related to these loans and leases totals $72.4 million, or 1.16% of the outstanding balance.

All acquired loans are recorded initially at their estimated fair value with such initial fair value including an estimate of credit losses. Two additional credit coverage ratios shown in the table below are presented to give an indication of overall credit risk coverage:

	June 30, 2015				March 31, 2015
	Non-PCI				Non-PCI
Credit Risk Coverage Ratios	Loans and	Allowance/		Coverage	Loans and	Allowance/		Coverage
(Excludes PCI Loans)	Leases	Discount		Ratio	Leases	Discount		Ratio
	(Dollars in thousands)

Ending balance	$11,846,314	$92,921		0.78%	$12,047,946	$86,554		0.72%
Acquired loans	(5,587,662)	(12,697	)(1)		(6,152,731)	(8,962	)(1)
Adjusted balance	$6,258,652	$80,224		1.28%	$5,895,215	$77,592		1.32%

Ending balance	$11,846,314	$92,921		0.78%	$12,047,946	$86,554		0.72%
Unamortized net discount	103,302	103,302	(2)		130,845	130,845	(2)
Adjusted balance	$11,949,616	$196,223		1.64%	$12,178,791	$217,399		1.79%

(1) Allowance attributed to $5.6 billion and $6.2 billion of acquired Non-PCI loans at June 30, 2015 and March 31, 2015, based on the allowance calculation that includes an amount for credit deterioration on acquired loans and leases since their acquisition dates.

(2) Unamortized net discount relates to $5.6 billion and $6.2 billion of acquired Non-PCI loans at June 30, 2015 and March 31, 2015, and is assigned specifically to those loans only.  Such discount represents the acquisition date fair value adjustment based on market, liquidity, interest rate risk and credit risk and is being accreted to interest income over the remaining life of the respective loans using the interest method.  Use of the interest method results in steadily declining amounts being taken into income in each reporting period.  Assuming all of these loans continue to make payments according to their terms and there are no prepayments and no deterioration in credit quality, the remaining discount of $103.3 million at June 30, 2015 is expected to be fully accreted to income by the end of 2018.

The decrease in adjusted coverage ratios results from the combination of newly originated loans being provided for at a rate lower than the current coverage ratio and normal and accelerated accretion of unamortized discount.

CREDIT QUALITY

The following table presents our Non-PCI loan and lease credit quality metrics as of the dates indicated:

	June 30,	March 31,
Non-PCI Credit Quality Metrics	2015	2015
	(Dollars in thousands)

Allowance for credit losses	$92,921	$86,554
Nonaccrual loans and leases (1)	131,178	139,334
Classified loans and leases (2)	379,988	333,182
Performing restructured loans	38,203	35,975
Net charge-offs (recoveries) (for the quarter)	(1,367)	7,380
Provision for credit losses (for the quarter)	5,000	17,167
Allowance for credit losses to loans and leases	0.78%	0.72%
Allowance for credit losses to nonaccrual loans and leases (1)	70.8%	62.1%
Nonaccrual loans and leases to loans and leases	1.11%	1.16%
Nonperforming assets to loans and leases and foreclosed assets	1.37%	1.45%
Classified loans and leases to loans and leases	3.21%	2.77%

(1) At June 30, 2015 and March 31, 2015 includes $56.1 million and $62.7 million of acquired loans and leases with no allowance due to fair value accounting.

(2) One classified loan with a recorded balance of $31.1 million at June 30, 2015, was reduced to $15.1 million as a result of a July refinancing.

The following table presents our Non-PCI nonaccrual loans and leases and accruing loans and leases past due between 30 and 89 days by portfolio segment and class as of the dates indicated:

	Nonaccrual Loans and Leases				Accruing and
	June 30, 2015		March 31, 2015		30-89 Days Past Due
		% of		% of	June 30,	March 31,
		Loan		Loan	2015	2015
	Amount	Category	Amount	Category	Amount	Amount
	(Dollars in thousands)
Real estate mortgage:
Hospitality	$7,894	1%	$8,088	1%	$—	$—
SBA	10,141	3%	10,919	3%	2,272	3,310
Other	16,213	—	18,328	—	2,482	3,009
Total real estate mortgage	34,248	1%	37,335	1%	4,754	6,319
Real estate construction and land:
Residential	377	—	379	—	—	—
Commercial	—	—	453	—	—	—
Total real estate construction and land	377	—	832	—	—	—
Commercial:
Collateralized	3,761	1%	3,601	1%	131	1,397
Unsecured	537	—	594	—	—	—
Asset-based	40	—	4,159	—	—	—
Cash flow	14,605	1%	15,172	1%	—	—
Equipment finance (1)	71,130	8%	71,039	8%	915	7,751
SBA	3,068	7%	3,128	7%	—	614
Total commercial	93,141	2%	97,693	2%	1,046	9,762
Consumer	3,412	4%	3,474	4%	1	9
Total Non-PCI loans and leases	$131,178	1%	$139,334	1%	$5,801	$16,090

(1)    Includes nonaccrual leases and loans to companies involved in the oil and gas industries of $64.2 million and $65.1 million at June 30, 2015 and March 31, 2015, respectively.

The following table presents our nonperforming assets as of the dates indicated:

	June 30,	March 31,
Nonperforming Assets	2015	2015
	(Dollars in thousands)

Nonaccrual Non-PCI loans and leases	$131,178	$139,334
Nonaccrual PCI Loans (1)	6,016	23,331
Total nonaccrual loans and leases	137,194	162,665
Foreclosed assets, net	31,668	35,940
Total nonperforming assets	$168,862	$198,605

Nonaccrual loans and leases to loans and leases	1.14%	1.32%
Nonperforming assets to loans and leases and foreclosed assets	1.40%	1.61%

(1) Represents legacy CapitalSource borrowing relationships placed on nonaccrual status as of the acquisition date.

SQUARE 1 FINANCIAL, INC. MERGER ANNOUNCEMENT

On March 2, 2015, PacWest announced the signing of a definitive agreement and plan of merger (the “Agreement”) whereby PacWest and Square 1 Financial, Inc. (“Square 1”) will merge in a transaction valued at approximately $875 million.  The combined company will be called PacWest Bancorp and the combined subsidiary bank will be called Pacific Western Bank, with the banking operations of Square 1 conducted under the trade name of Square 1 Bank, a division of Pacific Western Bank.

Under the terms of the Agreement, Square 1 stockholders will receive 0.5997 shares of PacWest common stock for each share of Square 1 common stock and holders of stock options, restricted stock units, and warrants will receive cash based on the approximate value of the merger consideration. The total value of the per share merger consideration was $27.49, based on the closing price of PacWest common stock of $45.84 on February 27, 2015, the last trading day before the transaction was announced.

As of June 30, 2015, on a pro forma consolidated basis, the combined company would have had approximately $21.1 billion in assets with 80 branches throughout California and one in North Carolina. The transaction, currently expected to close in the fourth quarter of 2015, is subject to customary conditions, including the approval of bank regulatory authorities and the Square 1 stockholders.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with over $16 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 80 full-service branches located throughout the state of California, Pacific Western provides commercial banking services, including real estate, construction, and commercial loans, to small and medium-sized businesses. Pacific Western and its CapitalSource Division deliver the full spectrum of financing solutions nationwide across numerous industries and property types. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” about the Company and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, strategies, goals, and projections and including statements about our expectations regarding our pending merger between the Company and Square 1, credit loss exposure, deposit growth, loan and lease portfolio growth, operating expenses and effective tax rates. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “forecast,” “expect,” “estimate,” “plan,” “continue,” “will,” “should,” “look forward” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such forward-looking statements for a variety of factors, including without limitation:

•                  the Company’s ability to complete future acquisitions, including the Square 1 merger, and to successfully integrate such acquired entities or achieve expected benefits, synergies and/or operating efficiencies within expected time frames or at all;

•                  the Company’s ability to obtain regulatory approvals and meet other closing conditions to the Square 1 merger on the expected terms and schedule;

•                  delay in closing the Square 1 merger;

•                  business disruption following the proposed Square 1 merger;

•                  changes in the Company’s stock price before completion of the Square 1 merger, including as a result of the financial performance of the Company or Square 1 prior to closing;

•                  the reaction to the Square 1 merger of the companies’ customers, employees and counterparties;

•                  higher than anticipated loan losses;

•                  credit quality deterioration or pronounced and sustained reduction in market values or other economic factors which adversely affect our borrowers’ ability to repay loans and leases;

•                  changes in economic or competitive market conditions could negatively impact investment or lending opportunities or product pricing and services;

•                  reduced demand for our services due to strategic or regulatory reasons;

•                  our ability to grow deposits and access wholesale funding sources;

•                  legislative or regulatory requirements or changes adversely affected the Company’s business including an increase to capital requirements;

•                  loan repayments higher than expected;

•                  higher than anticipated increases in operating expenses;

•                  increased litigation;

•                  asset workout or loan servicing expenses;

•                  higher compensation costs and professional fees to retain and/or incent employees;

•                  changes in tax laws or regulations affecting our business;

•                  our inability to generate sufficient earnings;

•                  tax planning or disallowance of tax benefits by tax authorities;

•                  changes in tax filing jurisdictions or entity classifications; and

•                  other risk factors described in documents filed by PacWest with the U.S. Securities and Exchange Commission (“SEC”).

All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

Investors and security holders are urged to carefully review and consider each of PacWest Bancorp’s and Square 1’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q.  The documents filed by PacWest with the SEC may be obtained free of charge at PacWest’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from PacWest by requesting them in writing to PacWest Bancorp, c/o Pacific Western Bank, 130 S. State College Blvd., Brea, CA 92821, Attention: Investor Relations, telephone (714) 671-6800, or via e-mail to investor-relations@pacwestbancorp.com.

The documents filed by Square 1 with the SEC may be obtained free of charge at Square 1’s website at www.square1bank.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Square 1 by requesting them in writing to Square 1 Financial, c/o Square 1 Bank, 406 Blackwell Street, Suite 240, Durham, NC 27701; Attention: Investor Relations, or by telephone at Phone: (866) 355-0468.

PacWest has filed a registration statement with the SEC which includes a proxy statement of Square 1 and a prospectus of PacWest, and each party will file other documents regarding the proposed transaction with the SEC.  Before making any voting or investment decision, investors and security holders of Square 1 are urged to carefully read the entire registration statement and proxy statement/prospectus, as well as any amendments or supplements to these documents, because they contain important information about the proposed transaction. A definitive proxy statement/prospectus has been sent to the stockholders of Square 1 seeking the required stockholder approvals. Investors and security holders are able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website or from PacWest or Square 1 by writing to the addresses provided for each company set forth in the paragraphs above.

PacWest, Square 1, their directors, executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from Square 1 stockholders in favor of the approval of the transaction.  Information about the directors and executive officers of PacWest and their ownership of PacWest common stock is set forth in the proxy statement for PacWest’s 2015 annual meeting of stockholders, as previously filed with the SEC.  Information about the directors and executive officers of Square 1 and their ownership of Square 1 common stock is set forth in the proxy statement for Square 1’s 2014 annual meeting of stockholders, as previously filed with the SEC.  Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the proxy statement/prospectus.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,	March 31,	December 31,
	2015	2015	2014
	(Dollars in thousands, except per share data)
ASSETS:
Cash and due from banks	$209,598	$140,873	$164,757
Interest-earning deposits in financial institutions	431,033	250,981	148,469
Total cash and cash equivalents	640,631	391,854	313,226

Securities available-for-sale, at estimated fair value	1,698,158	1,595,409	1,567,177
Federal Home Loan Bank stock, at cost	17,250	28,905	40,609
Total investment securities	1,715,408	1,624,314	1,607,786

Non-PCI loans and leases	11,846,314	12,047,946	11,613,832
PCI loans	222,691	254,346	290,852
Total gross loans and leases	12,069,005	12,302,292	11,904,684
Deferred fees and costs	(34,816)	(30,126)	(22,252)
Total loans and leases, net of deferred fees	12,034,189	12,272,166	11,882,432
Allowance for loan and lease losses	(99,375)	(92,378)	(84,455)
Total loans and leases, net	11,934,814	12,179,788	11,797,977

Equipment leased to others under operating leases	117,182	119,959	122,506
Premises and equipment, net	35,984	36,022	36,551
Foreclosed assets, net	31,668	35,940	43,721
Deferred tax asset, net	211,556	236,065	284,411
Goodwill	1,728,380	1,728,380	1,720,479
Core deposit and customer relationship intangibles, net	14,201	15,703	17,204
Other assets	267,196	275,915	290,744
Total assets	$16,697,020	$16,643,940	$16,234,605

LIABILITIES:
Noninterest-bearing deposits	$3,396,688	$3,029,463	$2,931,352
Interest-bearing deposits	9,185,128	8,904,712	8,823,776
Total deposits	12,581,816	11,934,175	11,755,128
Borrowings	2,751	618,156	383,402
Subordinated debentures	433,944	431,448	433,583
Accrued interest payable and other liabilities	127,019	126,800	156,262
Total liabilities	13,145,530	13,110,579	12,728,375
STOCKHOLDERS’ EQUITY (1)	3,551,490	3,533,361	3,506,230
Total liabilities and stockholders’ equity	$16,697,020	$16,643,940	$16,234,605

(1) Includes net unrealized gain on securities available-for-sale, net	$16,255	$28,744	$26,380

Book value per share	$34.46	$34.29	$34.03
Tangible book value per share	$17.55	$17.36	$17.17

Shares outstanding (includes unvested restricted shares of 990,259 at June 30, 2015, 1,129,445 at March 31, 2015, and 1,108,505 at December 31, 2014)	103,051,989	103,044,257	103,022,017

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases	$203,781	$202,097	$192,201	$405,878	$269,664
Investment securities	14,570	12,195	11,986	26,765	22,809
Deposits in financial institutions	104	22	176	126	250
Total interest income	218,455	214,314	204,363	432,769	292,723

Interest expense:
Deposits	11,233	10,479	7,313	21,712	8,538
Borrowings	88	235	199	323	278
Subordinated debentures	4,582	4,525	4,318	9,107	5,359
Total interest expense	15,903	15,239	11,830	31,142	14,175

Net interest income	202,552	199,075	192,533	401,627	278,548
Provision for credit losses	6,529	16,434	5,030	22,963	4,386
Net interest income after provision for credit losses	196,023	182,641	187,503	378,664	274,162

Noninterest income:
Service charges on deposit accounts	2,612	2,574	2,719	5,186	5,721
Other commissions and fees	7,123	5,396	5,743	12,519	7,675
Leased equipment income	5,375	5,382	5,672	10,757	5,672
Gain (loss) on sale of loans and leases	163	—	(485)	163	(379)
(Loss) gain on securities	(186)	3,275	89	3,089	4,841
FDIC loss sharing expense, net	(5,107)	(4,399)	(8,525)	(9,506)	(19,955)
Other income	9,643	8,643	3,266	18,286	9,595
Total noninterest income	19,623	20,871	8,479	40,494	13,170

Noninterest expense:
Compensation	49,033	47,737	45,081	96,770	73,708
Occupancy	10,588	10,600	11,078	21,188	18,673
Data processing	4,402	4,308	4,099	8,710	6,639
Other professional services	3,332	3,221	2,843	6,553	4,366
Insurance and assessments	4,716	3,025	3,179	7,741	4,772
Intangible asset amortization	1,502	1,501	1,677	3,003	3,041
Leased equipment depreciation	3,103	3,103	3,095	6,206	3,095
Foreclosed assets expense (income), net	(2,340)	336	497	(2,004)	(1,364)
Acquisition, integration and reorganization costs	900	2,000	86,242	2,900	88,442
Other expense	10,040	8,529	11,409	18,569	17,992
Total noninterest expense	85,276	84,360	169,200	169,636	219,364

Earnings from continuing operations before taxes	130,370	119,152	26,782	249,522	67,968
Income tax expense	(45,287)	(46,073)	(15,552)	(91,360)	(30,833)
Net earnings from continuing operations	85,083	73,079	11,230	158,162	37,135

Loss from discontinued operations before taxes	—	—	(1,151)	—	(2,564)
Income tax benefit	—	—	476	—	1,064
Net loss from discontinued operations	—	—	(675)	—	(1,500)

Net earnings	$85,083	$73,079	$10,555	$158,162	$35,635

Basic and diluted earnings per share:
Net earnings from continuing operations	$0.83	$0.71	$0.11	$1.54	$0.51
Net earnings	$0.83	$0.71	$0.10	$1.54	$0.49

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND YIELD ANALYSIS

	Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost	Balance	Expense	Cost
	(Dollars in thousands)
Assets:
PCI loans	$228,217	$7,894	13.87%	$260,648	$10,165	15.82%	$375,194	$14,104	15.08%
Non-PCI loans and leases	11,879,799	195,887	6.61%	11,795,034	191,932	6.60%	10,125,327	178,097	7.06%
Total loans and leases	12,108,016	203,781	6.75%	12,055,682	202,097	6.80%	10,500,521	192,201	7.34%
Investment securities (1)	1,672,590	14,570	3.49%	1,613,422	12,195	3.07%	1,606,848	11,986	2.99%
Deposits in financial institutions	161,683	104	0.26%	32,761	22	0.27%	276,095	176	0.26%
Total interest-earning assets	13,942,289	218,455	6.28%	13,701,865	214,314	6.34%	12,383,464	204,363	6.62%
Other assets	2,521,022			2,594,775			2,653,637
Total assets	$16,463,311			$16,296,640			$15,037,101

Liabilities and Stockholders’ Equity:
Interest checking	$741,966	202	0.11%	$726,748	194	0.11%	$601,958	77	0.05%
Money market	2,065,190	1,088	0.21%	1,836,094	945	0.21%	1,691,115	874	0.21%
Savings	740,878	555	0.30%	756,578	571	0.31%	722,808	548	0.30%
Time	5,559,903	9,388	0.68%	5,481,886	8,769	0.65%	5,613,601	5,814	0.42%
Total interest-bearing deposits	9,107,937	11,233	0.49%	8,801,306	10,479	0.48%	8,629,482	7,313	0.34%
Borrowings	81,164	88	0.43%	424,061	235	0.22%	39,931	199	2.00%
Subordinated debentures	432,656	4,582	4.25%	432,603	4,525	4.24%	409,934	4,318	4.22%
Total interest-bearing liabilities	9,621,757	15,903	0.66%	9,657,970	15,239	0.64%	9,079,347	11,830	0.52%
Noninterest-bearing demand deposits	3,157,129			2,949,719			2,546,540
Other liabilities	135,677			155,608			178,196
Total liabilities	12,914,563			12,763,297			11,804,083
Stockholders’ equity	3,548,748			3,533,343			3,233,018
Total liabilities and stockholders’ equity	$16,463,311			$16,296,640			$15,037,101
Net interest income		$202,552			$199,075			$192,533
Net interest spread			5.62%			5.70%			6.10%
Net interest margin			5.83%			5.89%			6.24%

Total deposits (2)	$12,265,066	$11,233	0.37%	$11,751,025	$10,479	0.36%	$11,176,022	$7,313	0.26%
Funding sources (3)	$12,778,886	$15,903	0.50%	$12,607,689	$15,239	0.49%	$11,625,887	$11,830	0.41%

(1)	The tax equivalent yield on investment securities was 4.01%, 3.52%, and 3.39% for the three months ended June 30, 2015, March 31, 2015, and June 30, 2014.
(2)

Total deposits is the sum of interest-bearing deposits and noninterest-bearing demand deposits. The cost of total deposits is calculated as annualized interest expense on deposits divided by average total deposits.

(3)

Funding sources is the sum of interest-bearing liabilities and noninterest-bearing demand deposits. The cost of funding sources is calculated as annualized total interest expense divided by average funding sources.

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER BALANCE SHEET

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Dollars in thousands, except per share data)
ASSETS:
Cash and due from banks	$209,598	$140,873	$164,757	$145,463	$243,583
Interest-earning deposits in financial institutions	431,033	250,981	148,469	115,399	119,782
Total cash and cash equivalents	640,631	391,854	313,226	260,862	363,365

Securities available-for-sale	1,698,158	1,595,409	1,567,177	1,539,681	1,552,115
Federal Home Loan Bank stock, at cost	17,250	28,905	40,609	45,602	49,983
Total investment securities	1,715,408	1,624,314	1,607,786	1,585,283	1,602,098

Non-PCI loans and leases	11,846,314	12,047,946	11,613,832	11,239,964	10,802,053
PCI loans	222,691	254,346	290,852	351,431	398,471
Total gross loans and leases	12,069,005	12,302,292	11,904,684	11,591,395	11,200,524
Deferred fees and costs	(34,816)	(30,126)	(22,252)	(16,510)	(10,419)
Total loans and leases, net of deferred fees	12,034,189	12,272,166	11,882,432	11,574,885	11,190,105
Allowance for loan and lease losses	(99,375)	(92,378)	(84,455)	(81,899)	(82,149)
Total loans and leases, net	11,934,814	12,179,788	11,797,977	11,492,986	11,107,956

Equipment leased to others under operating leases	117,182	119,959	122,506	125,119	127,289
Premises and equipment, net	35,984	36,022	36,551	38,368	40,440
Foreclosed assets, net	31,668	35,940	43,721	40,524	53,821
Deferred tax asset, net	211,556	236,065	284,411	331,176	342,105
Goodwill	1,728,380	1,728,380	1,720,479	1,722,129	1,725,153
Core deposit and customer relationship intangibles, net	14,201	15,703	17,204	18,822	20,431
Other assets	267,196	275,915	290,744	322,881	302,013
Total assets	$16,697,020	$16,643,940	$16,234,605	$15,938,150	$15,684,671

LIABILITIES:
Noninterest-bearing deposits	$3,396,688	$3,029,463	$2,931,352	$2,842,488	$2,701,434
Interest-bearing deposits	9,185,128	8,904,712	8,823,776	8,680,949	8,966,363
Total deposits	12,581,816	11,934,175	11,755,128	11,523,437	11,667,797
Borrowings	2,751	618,156	383,402	363,672	4,596
Subordinated debentures	433,944	431,448	433,583	433,545	434,878
Accrued interest payable and other liabilities	127,019	126,800	156,262	139,445	139,663
Total liabilities	13,145,530	13,110,579	12,728,375	12,460,099	12,246,934
STOCKHOLDERS’ EQUITY (1)	3,551,490	3,533,361	3,506,230	3,478,051	3,437,737
Total liabilities and stockholders’ equity	$16,697,020	$16,643,940	$16,234,605	$15,938,150	$15,684,671

(1) Includes net unrealized gain on securities available-for-sale, net	$16,255	$28,744	$26,380	$20,821	$20,121

Book value per share	$34.46	$34.29	$34.03	$33.76	$33.37
Tangible book value per share	$17.55	$17.36	$17.17	$16.86	$16.42

Shares outstanding (includes unvested restricted shares)	103,051,989	103,044,257	103,022,017	103,027,830	103,033,449

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER STATEMENT OF EARNINGS

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Dollars in thousands, except per share data)
Interest income:
Loans and leases	$203,781	$202,097	$197,472	$189,961	$192,201
Investment securities	14,570	12,195	12,205	12,331	11,986
Deposits in financial institutions	104	22	19	64	176
Total interest income	218,455	214,314	209,696	202,356	204,363

Interest expense:
Deposits	11,233	10,479	9,972	8,822	7,313
Borrowings	88	235	144	74	199
Subordinated debentures	4,582	4,525	4,597	4,614	4,318
Total interest expense	15,903	15,239	14,713	13,510	11,830

Net interest income	202,552	199,075	194,983	188,846	192,533
Provision for credit losses	6,529	16,434	2,063	5,050	5,030
Net interest income after provision for credit losses	196,023	182,641	192,920	183,796	187,503

Noninterest income:
Service charges on deposit accounts	2,612	2,574	2,787	2,725	2,719
Other commissions and fees	7,123	5,396	4,556	6,371	5,743
Leased equipment income	5,375	5,382	5,382	5,615	5,672
Gain (loss) on sale of loans and leases	163	—	7	973	(485)
(Loss) gain on securities	(186)	3,275	—	—	89
FDIC loss sharing expense, net	(5,107)	(4,399)	(4,360)	(7,415)	(8,525)
Other income	9,643	8,643	4,331	8,045	3,266
Total noninterest income	19,623	20,871	12,703	16,314	8,479

Noninterest expense:
Compensation	49,033	47,737	45,930	45,861	45,081
Occupancy	10,588	10,600	10,745	11,188	11,078
Data processing	4,402	4,308	4,050	3,929	4,099
Other professional services	3,332	3,221	3,181	3,687	2,843
Insurance and assessments	4,716	3,025	3,115	3,020	3,179
Intangible asset amortization	1,502	1,501	1,619	1,608	1,677
Leased equipment depreciation	3,103	3,103	3,103	2,961	3,095
Foreclosed assets expense (income), net	(2,340)	336	1,938	4,827	497
Acquisition, integration and reorganization costs	900	2,000	7,381	5,193	86,242
Other expense	10,040	8,529	10,243	12,649	11,409
Total noninterest expense	85,276	84,360	91,305	94,923	169,200

Earnings from continuing operations before taxes	130,370	119,152	114,318	105,187	26,782
Income tax expense	(45,287)	(46,073)	(43,261)	(42,911)	(15,552)
Net earnings from continuing operations	85,083	73,079	71,057	62,276	11,230

Loss from discontinued operations before taxes	—	—	(105)	(8)	(1,151)
Income tax benefit	—	—	47	3	476
Net loss from discontinued operations	—	—	(58)	(5)	(675)

Net earnings	$85,083	$73,079	$70,999	$62,271	$10,555

Basic and diluted earnings per share:
Net earnings from continuing operations	$0.83	$0.71	$0.69	$0.60	$0.11
Net earnings	$0.83	$0.71	$0.69	$0.60	$0.10

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER SELECTED FINANCIAL DATA

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Dollars in thousands)
Performance Ratios - GAAP:
Return on average assets (1)	2.07%	1.82%	1.77%	1.57%	0.28%
Return on average equity (1)	9.62%	8.39%	8.05%	7.13%	1.31%
Yield on average loans and leases	6.75%	6.80%	6.76%	6.68%	7.34%
Yield on average interest-earning assets	6.28%	6.34%	6.30%	6.19%	6.62%
Cost of average total deposits	0.37%	0.36%	0.34%	0.30%	0.26%
Cost of average time deposits	0.68%	0.65%	0.60%	0.51%	0.42%
Cost of average interest-bearing liabilities	0.66%	0.64%	0.63%	0.58%	0.52%
Cost of average funding sources	0.50%	0.49%	0.48%	0.44%	0.41%
Net interest rate spread	5.62%	5.70%	5.67%	5.61%	6.10%
Net interest margin	5.83%	5.89%	5.86%	5.78%	6.24%
Noninterest expense as a percentage of average assets (1)	2.08%	2.10%	2.28%	2.40%	4.51%
Efficiency ratio	38.4%	38.4%	44.0%	46.3%	84.2%

Performance Ratios - Non-GAAP:
Adjusted return on average assets (1)	1.77%	1.62%	1.70%	1.69%	1.67%
Adjusted return on average equity (1)	8.19%	7.47%	7.71%	7.66%	7.75%
Return on average tangible equity (1)	18.90%	16.50%	16.00%	14.36%	2.65%
Adjusted return on average tangible equity (1)	16.11%	14.69%	15.33%	15.42%	15.71%
Core net interest margin	5.27%	5.38%	5.52%	5.64%	5.74%
Adjusted efficiency ratio	40.6%	40.4%	41.7%	43.1%	42.7%

Average Balances:
Loans and leases	$12,108,016	$12,055,682	$11,586,573	$11,285,689	$10,500,521
Interest-earning assets	13,942,289	13,701,865	13,205,383	12,969,776	12,383,464
Total assets	16,463,311	16,296,640	15,892,761	15,716,539	15,037,101
Noninterest-bearing deposits	3,157,129	2,949,719	2,900,388	2,778,260	2,546,540
Interest-bearing deposits	9,107,937	8,801,306	8,679,599	8,778,642	8,629,482
Total deposits	12,265,066	11,751,025	11,579,987	11,556,902	11,176,022
Borrowings and subordinated debentures	513,820	856,664	647,912	531,336	449,865
Interest-bearing liabilities	9,621,757	9,657,970	9,327,511	9,309,978	9,079,347
Funding sources	12,778,886	12,607,689	12,227,899	12,088,238	11,625,887
Stockholders’ equity	3,548,748	3,533,343	3,500,291	3,465,119	3,233,018

(1) Annualized.

PACWEST BANCORP AND SUBSIDIARIES

FIVE QUARTER SELECTED FINANCIAL DATA

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Dollars in thousands)
Non-PCI Credit Quality:
Allowance for credit losses to loans and leases	0.78%	0.72%	0.66%	0.61%	0.67%
Allowance for credit losses to nonaccrual loans and leases	71%	62%	92%	78%	75%
Nonaccrual loans and leases to loans and leases	1.11%	1.16%	0.72%	0.79%	0.90%
Nonperforming assets to loans and leases and foreclosed assets	1.37%	1.45%	1.09%	1.15%	1.39%
Nonperforming assets to total assets	0.98%	1.05%	0.78%	0.81%	0.96%
Trailing twelve month net charge-offs to average loans and leases	0.06%	0.07%	0.02%	0.09%	0.05%

PacWest Bancorp Consolidated Capital Ratios:
Tier 1 leverage capital ratio	11.96%	11.74%	12.34%	12.17%	12.40%
Common equity tier 1 capital ratio	12.87%	12.27%	N/A	N/A	N/A
Tier 1 risk-based capital ratio	12.87%	12.27%	13.16%	13.24%	13.15%
Total risk-based capital ratio	16.53%	15.80%	16.07%	16.24%	16.25%
Tangible common equity ratio (non-GAAP measure)	12.10%	12.01%	12.20%	12.24%	12.14%

Pacific Western Bank Capital Ratios:
Tier 1 leverage capital ratio	11.65%	11.53%	11.70%	11.74%	11.71%
Common equity tier 1 capital ratio	12.55%	12.07%	N/A	N/A	N/A
Tier 1 risk-based capital ratio	12.55%	12.07%	12.46%	12.74%	12.58%
Total risk-based capital ratio	13.35%	12.80%	13.16%	13.44%	13.32%
Tangible common equity ratio (non-GAAP measure)	11.46%	11.32%	11.51%	11.60%	11.39%

PACWEST BANCORP AND SUBSIDIARIES

NET EARNINGS PER SHARE CALCULATIONS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2015	2015	2014	2015	2014
	(Dollars in thousands, except per share data)
Basic Earnings Per Share:
Net earnings from continuing operations	$85,083	$73,079	$11,230	$158,162	$37,135
Less: earnings allocated to unvested restricted stock (1)	(807)	(819)	(290)	(1,570)	(424)
Net earnings from continuing operations allocated to common shares	84,276	72,260	10,940	156,592	36,711
Net earnings from discontinued operations allocated to common shares	—	—	(675)	—	(1,500)
Net earnings allocated to common shares	$84,276	$72,260	$10,265	$156,592	$35,211

Weighted-average basic shares and unvested restricted stock outstanding	103,030	103,035	98,817	103,033	72,454
Less: weighted-average unvested restricted stock outstanding	(1,060)	(1,122)	(678)	(1,091)	(911)
Weighted-average basic shares outstanding	101,970	101,913	98,139	101,942	71,543

Basic earnings per share:
Net earnings from continuing operations	$0.83	$0.71	$0.11	$1.54	$0.51
Net earnings from discontinued operations	—	—	(0.01)	—	(0.02)
Net earnings	$0.83	$0.71	$0.10	$1.54	$0.49

Diluted Earnings Per Share:
Net earnings from continuing operations allocated to common shares	$84,276	$72,260	$10,940	$156,592	$36,711
Net earnings from discontinued operations allocated to common shares	—	—	(675)	—	(1,500)
Net earnings allocated to common shares	$84,276	$72,260	$10,265	$156,592	$35,211

Weighted-average basic shares outstanding	101,970	101,913	98,139	101,942	71,543

Diluted earnings per share:
Net earnings from continuing operations	$0.83	$0.71	$0.11	$1.54	$0.51
Net earnings from discontinued operations	—	—	(0.01)	—	(0.02)
Net earnings	$0.83	$0.71	$0.10	$1.54	$0.49

(1) Represents cash dividends paid to holders of unvested stock, net of estimated forfeitures, plus undistributed earnings amounts available to holders of unvested restricted stock, if any.

GAAP TO NON-GAAP RECONCILIATION

This press release contains certain non-GAAP financial disclosures for adjusted net earnings, adjusted return on average assets, adjusted return on average equity, return on average tangible equity, adjusted return on average tangible equity, tangible common equity amounts and ratios, tangible book value per share, adjusted efficiency ratio, core net interest margin, and operating expense as a percentage of average assets. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance:

•              Adjusted net earnings: To calculate adjusted net earnings, we exclude from net earnings primarily income statement items for which the related assets or liabilities have been completely resolved and are no longer on the balance sheet.  As analysts and investors view this measure as an indicator of the Company’s ability to generate recurring earnings, we disclose this amount in addition to net earnings.

•              Adjusted return on average assets, adjusted return on average equity, return on average tangible equity, adjusted return on average tangible equity, tangible common equity amounts and ratios, and tangible book value per share: Given that the use of these measures is prevalent among banking regulators, investors and analysts, we disclose them in addition to return on average assets, return on average equity, equity-to-assets ratio, and book value per share, respectively.

•              Adjusted efficiency ratio: We disclose this measure in addition to efficiency ratio as it shows the trend in recurring overhead-related noninterest expense relative to recurring net revenues.

Please refer to the tables on the following pages for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

		Three Months Ended			Six Months Ended
Adjusted Net Earnings		June 30,	March 31,	June 30,	June 30,
and Related Ratios		2015	2015	2014	2015	2014
		(Dollars in thousands)

Net earnings		$85,083	$73,079	$10,555	$158,162	$35,635
Less:	Tax benefit on discontinued operations	—	—	(476)	—	(1,064)
Add:	Tax expense on continuing operations	45,287	46,073	15,552	91,360	30,833
Pre-tax earnings		130,370	119,152	25,631	249,522	65,404
Add:	Acquisition, integration and reorganization costs	900	2,000	86,242	2,900	88,442
Less:	FDIC loss sharing expense, net	(5,107)	(4,399)	(8,525)	(9,506)	(19,955)
	Gain (loss) on sale of loans and leases	163	—	(485)	163	(379)
	(Loss) gain on securities	(186)	3,275	89	3,089	4,841
	Covered OREO (expense) income, net	12	19	185	31	1,800
	Gain on sale of owned office building	—	—	—	—	1,570
Adjusted pre-tax earnings before accelerated discount accretion		136,388	122,257	120,609	258,645	165,969
Less:	Accelerated discount accretion from early payoffs of acquired loans	19,447	17,352	15,290	36,799	22,945
Adjusted pre-tax earnings		116,941	104,905	105,319	221,846	143,024
	Tax expense (1)	(44,438)	(39,864)	(42,865)	(84,301)	(58,211)
Adjusted net earnings		$72,503	$65,041	$62,454	$137,545	$84,813

Average assets		$16,463,311	$16,296,640	$15,037,101	$16,380,436	$10,798,982

Average stockholders’ equity		$3,548,748	$3,533,343	$3,233,018	$3,541,088	$2,032,830
Less:	Average intangible assets	1,743,340	1,737,441	1,638,267	1,740,407	935,684
Average tangible common equity		$1,805,408	$1,795,902	$1,594,751	$1,800,681	$1,097,146

Return on average assets (2)		2.07%	1.82%	0.28%	1.95%	0.67%
Adjusted return on average assets (3)		1.77%	1.62%	1.67%	1.69%	1.58%
Return on average equity (4)		9.62%	8.39%	1.31%	9.01%	3.54%
Adjusted return on average equity (5)		8.19%	7.47%	7.75%	7.83%	8.41%
Return on average tangible equity (6)		18.90%	16.50%	2.65%	17.71%	6.55%
Adjusted return on average tangible equity (7)		16.11%	14.69%	15.71%	15.40%	15.59%

(1) Full-year expected effective rate of 38.0% used for 2015 periods and actual effective rate of 40.7% used for 2014 periods.

(2) Annualized net earnings divided by average assets.

(3) Annualized adjusted net earnings divided by average assets.

(4) Annualized net earnings divided by average stockholders’ equity.

(5) Annualized adjusted net earnings divided by average stockholders’ equity.

(6) Annualized net earnings divided by average tangible common equity.

(7) Annualized adjusted net earnings divided by average tangible common equity.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

		Three Months Ended			Six Months Ended
		June 30,	March 31,	June 30,	June 30,
Adjusted Efficiency Ratio		2015	2015	2014	2015	2014
		(Dollars in thousands)

Noninterest expense		$85,276	$84,360	$169,200	$169,636	$219,364
Less:	Acquisition, integration, and reorganization costs	900	2,000	86,242	2,900	88,442
	Covered OREO expense (income), net	(12)	(19)	(185)	(31)	(1,800)
Adjusted noninterest expense		$84,388	$82,379	$83,143	$166,767	$132,722

Net interest income		$202,552	$199,075	$192,533	$401,627	$278,548
Noninterest income		19,623	20,871	8,479	40,494	13,170
Net revenues		222,175	219,946	201,012	442,121	291,718
Less:	Accelerated discount accretion from early payoffs of acquired loans	19,447	17,352	15,290	36,799	22,945
	FDIC loss sharing expense, net	(5,107)	(4,399)	(8,525)	(9,506)	(19,955)
	Gain (loss) on sale of loans and leases	163	—	(485)	163	(379)
	(Loss) gain on securities	(186)	3,275	89	3,089	4,841
	Gain on sale of owned office building	—	—	—	—	1,570
Adjusted net revenues		$207,858	$203,718	$194,643	$411,576	$282,696

Base efficiency ratio (1)		38.4%	38.4%	84.2%	38.4%	75.2%
Adjusted efficiency ratio (2)		40.6%	40.4%	42.7%	40.5%	46.9%

(1) Noninterest expense divided by net revenues.

(2) Adjusted noninterest expense divided by adjusted net revenues.

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible Common Equity Ratio	2015	2015	2014	2014	2014
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity	$3,551,490	$3,533,361	$3,506,230	$3,478,051	$3,437,737
Less: Intangible assets	1,742,581	1,744,083	1,737,683	1,740,951	1,745,584
Tangible common equity	$1,808,909	$1,789,278	$1,768,547	$1,737,100	$1,692,153

Total assets	$16,697,020	$16,643,940	$16,234,605	$15,938,150	$15,684,671
Less: Intangible assets	1,742,581	1,744,083	1,737,683	1,740,951	1,745,584
Tangible assets	$14,954,439	$14,899,857	$14,496,922	$14,197,199	$13,939,087

Equity to assets ratio	21.27%	21.23%	21.60%	21.82%	21.92%
Tangible common equity ratio (1)	12.10%	12.01%	12.20%	12.24%	12.14%

Book value per share	$34.46	$34.29	$34.03	$33.76	$33.37
Tangible book value per share (2)	$17.55	$17.36	$17.17	$16.86	$16.42
Shares outstanding	103,051,989	103,044,257	103,022,017	103,027,830	103,033,449

Pacific Western Bank:
Stockholders’ equity	$3,440,715	$3,410,276	$3,378,879	$3,356,943	$3,298,713
Less: Intangible assets	1,742,581	1,744,083	1,737,683	1,740,951	1,745,584
Tangible common equity	$1,698,134	$1,666,193	$1,641,196	$1,615,992	$1,553,129

Total assets	$16,555,610	$16,458,591	$15,995,719	$15,675,291	$15,376,245
Less: Intangible assets	1,742,581	1,744,083	1,737,683	1,740,951	1,745,584
Tangible assets	$14,813,029	$14,714,508	$14,258,036	$13,934,340	$13,630,661

Equity to assets ratio	20.78%	20.72%	21.12%	21.42%	21.45%
Tangible common equity ratio	11.46%	11.32%	11.51%	11.60%	11.39%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by shares outstanding.